Exhibit 4.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of August 15, 2024, by and among Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa”), Biomotion Sciences, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

WHEREAS, Moringa and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 19, 2021, and filed with the U.S. Securities and Exchange Commission on February 22, 2021 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, in connection with the Offering, Moringa issued (a) 11,500,000 Public Units, each consisting of one Class A ordinary share and one-half of one Public Warrant, and (b) 380,000 Private Placement Units, each consisting of one Class A ordinary share and one-half of one Private Warrant (such Private Warrants together with such Public Warrants, the “Moringa Warrants”), resulting in an aggregate of up to 5,940,000 Moringa Warrants outstanding as of the date hereof;

WHEREAS, all of the Moringa Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on April 3, 2024, the Amended and Restated Business Combination Agreement (as amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”) was entered into by and among Moringa, the Company, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of the Company, Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company, and Silexion Therapeutics Ltd., an Israeli company;

WHEREAS, the board of directors of Moringa has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, Moringa will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger and a direct, wholly-owned subsidiary of the Company, and, as a result of the Merger, each issued and outstanding Class A ordinary share will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one ordinary share, par value $0.0001 per share, of the Company (“Company ordinary shares”);

WHEREAS, upon consummation of the Merger, (i) as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Moringa Warrants shall no longer be exercisable for shares of Class A ordinary shares but instead shall be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Company Ordinary Shares (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHEREAS, in connection with the Merger, Moringa desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company and the Company wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the parties thereto may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

WHEREAS, in accordance with Section 9.8 of the Existing Warrant Agreement, Moringa and the Warrant Agent desire to amend the Existing Warrant Agreement as contemplated hereunder;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. Moringa hereby assigns to the Company all of Moringa’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the SPAC Merger Effective Time (as defined in the Business Combination Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Moringa’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the SPAC Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by Moringa to the Company pursuant to Section 1.1 hereof effective as of the SPAC Merger Effective Time, and the assumption of the Existing Warrant Agreement by the Company from Moringa pursuant to Section 1.1 hereof effective as of the SPAC Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the SPAC Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. Moringa and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the SPAC Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Moringa Acquisition Corp, a Cayman Islands exempted company” and replacing it with “Silexion Therapeutics Corp, a Cayman Islands exempted company”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Silexion Therapeutics Corp rather than Moringa Acquisition Corp.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, in connection with Moringa Acquisition Corp’s (“Moringa”) Offering (as defined below), Moringa entered into those certain Private Units Purchase Agreements, dated as of February 19, 2021(the “Sponsor Private Units Purchase Agreement”), with Moringa Sponsor US L.P., a Delaware limited partnership (the “Sponsor”), pursuant to which the Sponsor purchased, in connection with the closing of the Offering, an aggregate of 352,857 units (each, a “Unit”) at a purchase price of $10.00 per Unit. Each Unit is comprised of one Class A ordinary share of Moringa, par value $0.0001 (“Moringa Class A Ordinary Share”) and one-half of one redeemable warrant bearing the legend set forth in Exhibit B hereto (the “Sponsor Private Placement Warrants”). Each Sponsor Private Placement Warrant entitles the holder thereof to purchase one Moringa Class A Ordinary Share at a price of $11.50 per share, subject to adjustment;

WHEREAS, simultaneously with entering into the Sponsor Private Units Purchase Agreement and in connection with the Offering, Moringa entered into that certain Private Units Purchase Agreement, dated as of February 19, 2021, with EarlyBirdCapital, Inc., a New York corporation (“EBC”), pursuant to which EBC purchased, in connection with the closing of the Offering, an aggregate of 27,143 Units at a purchase price if $10.00 per Unit. Each Unit is comprised of one Moringa Class A Ordinary Share and one-half of one redeemable warrant bearing the legend set forth in Exhibit B hereto (the “EBC Private Placement Warrants” and, together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”). Each EBC Private Placement Warrant entitles the holder thereof to purchase one Moringa Class A Ordinary Share at a price of $11.50 per share, subject to adjustment;

WHEREAS, on February 19, 2021 and March 3, 2021, respectively, Moringa completed its initial public offering and the closing of the exercise of the over-allotment option granted to the underwriters (the “Underwriters”) of such initial public offering (collectively, the “Offering”) of an aggregate of 11,500,000 units (the “Public Units” and, together with the Private Placement Units, the “Units”), at a purchase price of $10.00 per Unit, with each Unit consisting of one Class A ordinary share and one-half of one redeemable warrant (each, a “Public Warrant” and, together with the Private Placement Warrants, the “Moringa Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment;

WHEREAS, Moringa filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-252615 (the “Registration Statement”), and a prospectus (the “Prospectus”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Units, the Public Warrants and the Class A ordinary shares included in the Public Units;

WHEREAS, Moringa, the Company, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of the Company, Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”), and Silexion Therapeutics Ltd., an Israeli company, are parties to that certain Amended and Restated Business Combination Agreement, dated as of April 3, 2024 (as amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), which, among other things, provides for the merger of Moringa with and into Merger Sub with Moringa continuing as the surviving company after the merger and a direct, wholly-owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, each issued and outstanding Moringa Class A ordinary share will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one ordinary share, par value $0.0001 per share, of the Company (“Company Ordinary Shares”);

WHEREAS, on August 14, 2024, in connection with the Merger, the Company, Moringa and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Moringa assigned this Agreement to the Company and the Company assumed this Agreement from Moringa;

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the SPAC Merger Effective Time (as defined in the Business Combination Agreement), (i) each of the issued and outstanding Moringa Warrants were no longer exercisable for Class A ordinary shares but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants were assumed by the Company;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 References in the Existing Warrant Agreement. All references in the Existing Warrant Agreement (including all exhibits thereto) to (i) “Class A ordinary shares” shall mean “Company Ordinary Shares”, (ii) “Business Combination” shall mean the transactions contemplated by the Business Combination Agreement, and (iii) “Public Warrants” and “Private Warrants” shall in each case mean such warrants as adjusted and amended pursuant to the Business Combination Agreement, this Agreement and Section 4.4 of the Existing Warrant Agreement, effective as of the SPAC Merger Effective Time.

2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”) and terminating at the earliest to occur of (x) 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Warrants to the extent then held by the Sponsor, EBC or any of their respective Permitted Transferees 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available.”

2.6 Valid Issuance. Section 3.3.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All Company Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Company’s then current memorandum and articles of association, following the necessary updates to the Register of Members of the Company, shall be validly issued as fully paid and non-assessable.”

2.7 Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Company Ordinary Shares on account of such Company Ordinary Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Company Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Company Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50.”

2.8 Adjustments in Warrant Price. Section 4.3 of the Existing Warrant Agreement is hereby amended by deleting all but the first sentence of such section.

2.9 Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.”

2.10 Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.11 Waiver. References to “the Company” in Section 8.6 of the Existing Warrant Agreement shall mean “Moringa”.

2.12 Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Silexion Therapeutics Corp

2 Ha’mayan St.

Modiin, Israel

Attention: Ilan Hadar, CEO

Email: ihadar@silexion.com

Telephone No.: +972-8-628-6005

With a copy in each case (which shall not constitute notice) to:

Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506
Attention: Ory Nacht, Adv.
Email: nachto@herzoglaw.co.il

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Compliance Department”

2.13 Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

3. Miscellaneous Provisions.

3.1 Effectiveness of this Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of Moringa or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

MORINGA ACQUISITION CORP

By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	Chairman and Chief Executive Officer

BIOMOTION SCIENCES

By:	/s/ Ilan Hadar
Name:	Ilan Hadar
Title:	Chairman and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]